Exhibit 99.1

NBCUniversal Completes DreamWorks Animation Acquisition

New York, NY (August 22, 2016) – Advancing its position in kids and family entertainment, NBCUniversal, a division of Comcast Corporation (NASDAQ: CMCSA), today announced it has completed its acquisition of DreamWorks Animation SKG, Inc. (DWA). The studio will become part of the Universal Filmed Entertainment Group, which includes Universal Pictures, Fandango, and NBCUniversal Brand Development.

Under terms of the deal valued at approximately $3.8 billion, DWA stockholders are receiving $41 in cash for each share of DWA common stock, and post-closing, DWA shares will no longer be listed on the NASDAQ.

In addition, on September 21, 2016, DWA will redeem all $300 million aggregate principal amount outstanding of its 6.875% Senior Notes due August 15, 2020 at a redemption price of 105.156% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption.

About NBCUniversal

NBCUniversal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news and information to a global audience.

NBCUniversal owns and operates a valuable portfolio of news and entertainment television networks, a premier motion picture company, significant television production operations, a leading television stations group, world-renowned theme parks, and a suite of leading Internet-based businesses. NBCUniversal is a division of Comcast Corporation.

About DreamWorks Animation

DWA is a global family entertainment company with business interests that span feature film and television production; licensing and consumer products; location-based entertainment; and new media properties, including the company’s controlling interest in AwesomenessTV. The company’s feature film heritage includes many of the world’s most-beloved characters and franchises, including Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon, while its 32 feature film releases have amassed more than $13 billion in global box office receipts. DWA’s television business has quickly become one of the world’s leading suppliers of high-quality family programming, reaching consumers on linear and on-demand platforms in more than 130 countries and winning a total of 25 Emmy™ Awards to date. The company’s deep portfolio of intellectual property is supported by a robust, worldwide consumer products practice, which includes licensing, and location-based entertainment venues around the world. DWA is also the majority owner of AwesomenessTV, a leading video destination for Generation Z and Millennial audiences, and also owns 45% of Oriental DreamWorks, a world-class animation studio in China that produces family entertainment for both Chinese and global audiences.

Note: This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. Comcast does not undertake any obligation to update any forward-looking statements.

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Press Contacts:

Lauren Skowronski:  NBCUniversal, Lauren.Skowronski@nbcuni.com, 212-664-2432

Teri Everett: Universal Filmed Entertainment, Teri.Everett@nbcuni.com, 818-777-7216

Dan Berger: DreamWorks Animation, Dan.Berger@dreamworks.com, 818-695-4747

Investor Contacts:

Jason Armstrong: Comcast, Jason_Armstrong@Comcast.com, 215-286-7972

Jennifer DiGrazia: DreamWorks Animation, Jennifer.DiGrazia@dreamworks.com, 818-695-3384